Exhibit 99.1

BIOCRYST PROVIDES CORPORATE UPDATE AND REPORTS THIRD QUARTER

2013 FINANCIAL RESULTS

Research Triangle Park, North Carolina – November 5, 2013 – BioCryst Pharmaceuticals, Inc. (NASDAQ:BCRX) today announced financial results for the third quarter ended September 30, 2013.

“Throughout 2013, we have continued to make progress and create value in our core development programs, while we prudently managed our operations with financial discipline. Our recent accomplishments include the initiation of patient screening for the Phase 2a proof of concept clinical trial of BCX4161 for HAE and securing government funding for the development of BCX4430 as a potential treatment for Marburg virus disease,” said Jon P. Stonehouse, President & Chief Executive Officer of BioCryst. “Furthermore, our regulatory team is working towards a goal of submitting the peramivir NDA filing by the end of 2013 in order to make peramivir available to influenza patients in the 2014-15 Northern Hemisphere flu season.”

Third Quarter Financial Results

For the three months ended September 30, 2013, net revenues decreased to $2.4 million from $5.8 million in the third quarter of 2012. This decrease resulted primarily from the recognition of $2.8 million of previously deferred RAPIACTA® royalty revenue in the third quarter of 2012. In addition, Biomedical Advanced Research and Development Authority (BARDA/HHS) revenue decreased approximately $532,000 in the third quarter of 2013, as compared to the third quarter of 2012, due to a decline in reimbursable peramivir expenses.

Research and development expenses for the quarter decreased to $8.0 million from $12.1 million in the third quarter 2012, due primarily to lower expenses associated with the ulodesine and BCX5191 programs, reduced R&D infrastructure costs and the conclusion of the development program for peramivir and its transition to New Drug Application (NDA) preparation. These reductions were partially offset by higher development expenses for BCX4161 in advancing our hereditary angioedema (HAE) program.

General and administrative expenses for the third quarter 2013 decreased to $1.3 million compared to $1.6 million in 2012, due primarily to the December 2012 corporate restructuring that reduced BioCryst’s cost structure and operations.

In the third quarter of both 2013 and 2012, interest expense was $1.2 million and related to the Company’s non-recourse notes payable. In addition, a mark-to-market gain on our foreign currency hedge of $97,000 was recognized in the third quarter of 2013, as compared to a loss of $572,000 in the third quarter of 2012. These gains/losses result from periodic changes in the U.S. dollar/Japanese yen exchange rate and the related mark-to-market valuation of our underlying hedge arrangement.

The net loss for the third quarter of 2013 decreased to $8.0 million, or $0.14 per share, from a net loss of $9.7 million, or $0.19 per share, for the third quarter of 2012.

Cash, cash equivalents and investments totaled $43.4 million at September 30, 2013, compared to $37.1 million at December 31, 2012. In August 2013, BioCryst closed a public offering of 4,600,000 shares of common stock at a price of $4.40 per share, yielding net proceeds of approximately $18.5 million. Net operating cash use for the third quarter 2013 was $5.3 million. Net operating cash use for the first nine months of 2013 was $18.4 million, as compared to $29.7 million for the same period of 2012, reflecting an $11.3 million decrease despite a significant reduction in BARDA/HHS collaborative revenue.

Year to Date Financial Results

For the nine months ended September 30, 2013, total revenues decreased to $6.8 million from $22.2 million in the same period of 2012. The decrease in 2013 was primarily due to the recognition of $7.8 million of previously deferred forodesine-related revenue during the first quarter of 2012, resulting from the restructuring of the license agreement between BioCryst and Mundipharma International Holdings Limited (Mundipharma), as well a $6.9 million decrease in collaboration revenue for the development of peramivir.

R&D expenses decreased to $27.1 million for the nine months of 2013 from $40.4 million in the same period of 2012. Lower 2013 development costs were associated with spending decreases in the BCX5191 and peramivir programs, as well as reduced R&D infrastructure costs that were partially offset by higher BCX4161 and BCX4430 costs. In addition, R&D expenses in 2012 included the recognition of $1.9 million of previously deferred expenses associated with forodesine and the restructuring of the Mundipharma agreement.

G&A expenses decreased to $4.0 million for the nine months ended September 30, 2013 from $4.9 million for the nine months ended September 30, 2012, due primarily to a December 2012 corporate restructuring that reduced BioCryst’s cost structure and operations.

In the nine-month period of 2013 and 2012, net interest expense was $3.5 million and related to the Company’s non-recourse notes payable. In addition, a mark-to-market gain on our foreign currency hedge of $3.2 million was recognized in the first nine months of 2013, as compared to a loss of $1.5 million in the same period of 2012. These gains/losses result from periodic changes in the U.S. dollar/Japanese yen exchange rate and the related mark-to-market valuation of our underlying hedge arrangement.

The net loss for the nine months ended September 30, 2013 decreased to $24.7 million, or $0.46 per share, compared to a net loss of $28.0 million, or $0.57 per share for the nine months ended September 30, 2012.

Corporate Update & Outlook

•	In late October, BioCryst initiated screening of HAE patients for enrollment in OPuS-1 (Oral ProphylaxiS-1), a Phase 2a proof of concept clinical trial of orally-administered BCX4161 in patients with HAE. The OPuS-1 trial will test 400 mg of BCX4161 administered three times daily for 28 days in up to 25 HAE patients who have a high frequency of attacks (> 1 per week), in a randomized, placebo-controlled, two-period cross-over design. The main goals for the OPuS-1 trial are to estimate BCX4161’s degree of efficacy in reducing the frequency of angioedema attacks, and to evaluate the safety and tolerability of 28 days of BCX4161 treatment.

•	The Company announced in September that the National Institute of Allergy and Infectious Diseases (NIAID) has contracted with BioCryst for the development of BCX4430 as a treatment for Marburg virus disease. NIAID, part of the National Institutes of Health, has made an initial award of $5.0 million to BioCryst. The total funding could be up to $22.0 million, if all contract options are exercised. The goals of this contract are to file investigational new drug applications (INDs) for intravenous (i.v.) and intramuscular (i.m.) BCX4430 for the treatment of Marburg virus disease, and to conduct an initial Phase 1 human clinical trial.

•	BioCryst’s second generation kallikrein inhibitor program for HAE has met its primary goal of improving oral bioavailability while retaining high potency and high selectivity, as compared to BCX4161. Management expects to select one or more lead compound to advance into preclinical development before the end of 2013.

•	BioCryst remains on track to submit its peramivir NDA to the U.S. Food & Drug Administration before the end of 2013. The Company is seeking an indication for the treatment of acute uncomplicated influenza.

Financial Outlook for 2013

Based upon current trends and assumptions, as well as the Company’s restructured operations, BioCryst continues to expect its 2013 net operating cash use to be in the range of $22 to $26 million, unchanged from the guidance originally provided in February 2013. Consistent with guidance provided in August 2013, our 2013 operating expenses are expected to be in the range of $45 to $55 million.

Conference Call and Webcast

BioCryst’s leadership team will host a conference call and webcast on Tuesday, November 5, 2013 at 11:00 a.m. Eastern Time to discuss these financial results and recent corporate developments. To participate in the conference call, please dial 1-877-303-8027 (United States) or 1-760-536-5165 (International). No passcode is needed for the call. The webcast can be accessed by logging onto www.BioCryst.com. Please connect to the website at least 15 minutes prior to the start of the conference call to ensure adequate time for any software download that may be necessary.

About BioCryst Pharmaceuticals

BioCryst Pharmaceuticals designs, optimizes and develops novel small molecule drugs that block key enzymes involved in infectious and inflammatory diseases, with the goal of addressing unmet medical needs of patients and physicians. BioCryst’s core development programs include BCX4161 and a next generation oral inhibitor of plasma kallikrein for hereditary angioedema; peramivir, a viral neuraminidase inhibitor for the treatment of influenza; and BCX4430, a broad spectrum antiviral for hemorrhagic fevers. For more information, please visit the Company’s website at www.BioCryst.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding future results, performance or achievements. These statements involve known and unknown risks, uncertainties and other factors which may cause BioCryst’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include: that BioCryst may not be able to enroll the required number of subjects in its planned Phase 2a clinical trial for BCX4161; that BioCryst or its licensees may not be able to enroll the required number of subjects in planned clinical trials of other product candidates; that the Phase 2a clinical trial for BCX4161 may not have a favorable outcome or be successfully completed; that the Phase 2a clinical trial for BCX4161 may take longer or cost more than expected; that the Company or its licensees may not advance human clinical trials with product candidates as expected; that the FDA may require additional studies beyond the studies planned for product candidates, or may not provide regulatory clearances which may result in delay of planned clinical trials, or may impose a clinical hold with respect to such product candidate, or withhold market approval for product candidates; that BioCryst may not receive government funding to further support the development of BCX4430 or peramivir; that BARDA/HHS and NIAID may further condition, reduce or eliminate future funding; that BioCryst’s peramivir NDA filing may be delayed or may not occur; that peramivir may never be approved for any use by the FDA; that ongoing and future preclinical and clinical development may not have positive results; that ongoing and future preclinical and clinical development of HAE second generation candidates may not have positive results; that the Company or its licensees may not be able to continue development of ongoing and future development programs; that such development programs may never result in future product, license or royalty payments being received; that the Company may not be able to retain its current pharmaceutical and biotechnology partners for further development of its product candidates or may not reach favorable agreements with potential pharmaceutical and biotechnology partners for further development of product candidates, that its actual financial results may not be consistent with its expectations, including that 2013 operating expenses and cash usage may not be within management’s expected ranges. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, all of which identify important factors that could cause the actual results to differ materially from those contained in BioCryst’s projections and forward-looking statements.

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BCRXW

CONTACT: Robert Bennett, BioCryst Pharmaceuticals, +1-919-859-7910

BIOCRYST PHARMACEUTICALS, INC.

CONSOLIDATED FINANCIAL SUMMARY

(in thousands, except per share)

Statements of Operations (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Revenues:
Royalty revenue	$8	$2,848	$2,042	$2,848
Collaborative and other research and development	2,381	2,913	4,722	19,344

Total revenues	2,389	5,761	6,764	22,192
Expenses:
Research and development	7,977	12,072	27,116	40,374
General and administrative	1,337	1,591	3,950	4,897
Royalty	—	114	81	114

Total expenses	9,314	13,777	31,147	45,385

Loss from operations	(6,925)	(8,016)	(24,383)	(23,193)
Interest and other income	18	54	72	182
Interest expense	(1,191)	(1,166)	(3,536)	(3,486)
Gain (loss) on foreign currency derivative	97	(572)	3,168	(1,531)

Net loss	$(8,001)	$(9,700)	$(24,679)	$(28,028)

Basic and diluted net loss per common share	$(0.14)	$(0.19)	$(0.46)	$(0.57)

Weighted average shares outstanding	57,124	50,661	53,910	49,001

Balance Sheet Data (in thousands)

	September 30, 2013	December 31, 2012
	(Unaudited)	(Note 1)
Cash, cash equivalents and investments	$43,271	$36,750
Restricted cash	150	308
Receivables from collaborations	2,369	4,562
Total assets	53,205	57,439
Non-recourse notes payable	30,000	30,000
Accumulated deficit	(417,280)	(392,601)
Stockholders’ equity (deficit)	3,410	(454)
Note 1: Derived from audited financial statements.